2005 - 2007 Crompton LTIP

LTIP for this cycle will be based on accomplishment of stock price growth over the three year cycle. Participants in LTIP will be recommended by the CEO. LTIP will be paid out in shares of Crompton restricted stock that will unrestrict according to the terms below.

Crompton stock price appreciation will be the only performance measure for this LTIP cycle. With the December 31, 2004 closing price as the starting point, a portion (indicated in the table below) of each participant's target will be scheduled to vest when the closing price of Crompton stock appreciates approximately 19% from the prior milestone and maintains that level for a minimum of ten consecutive trading days. Credit for accomplishing a particular milestone will only occur once. The milestone amounts and the resulting percent of target payouts are indicated in the chart below:

Payout for Share Price Between $11.80 and $23.60

Starting Point	Milestone 1	Milestone 2	Milestone 3	Milestone 4
$11.80 12/31/2004 closing price	$14.00	$16.75	$19.88	$23.60 2x 12/31/2004 closing price

Appreciation Amount	$2.20	$2.75	$3.13	$3.72
Percentage Amount	19% appreciation	19% appreciation	19% appreciation	19% appreciation

Percent of total award that will be scheduled to vest when milestone is accomplished	20%	20%	20%	40%
Cumulative percentage of target paid out	20%	40%	60%	100%

Shares will be scheduled to vest when a particular milestone is reached and maintained (based on closing price on the New York Stock Exchange) for 10 consecutive trading days. Share awards for milestones achieved during 2005 and 2006 will become vested and paid out on February 1, 2007. Share awards for milestones achieved during 2007 will become vested and paid out on February 1, 2008.

If Milestone 4 is achieved, the plan will pay above target based on the maximum closing price achieved and maintained for 10 trading days. The number of shares will be prorated, on directly proportional basis so that a 2x target payout will be made in the event that a $30.00 or higher share price is achieved and maintained for 10 trading days. The table below indicates the payout at various sample levels of accomplishment above $23.60.

Payout for Exceeding $23.60 Share Price

Stock Price	Additional Percent of Target Paid	Total Percent of Target Paid
$23.60	0.00	100.00
$24.00	6.25	106.25
$25.00	21.88	121.88
$26.00	37.50	137.50
$27.00	53.13	153.13
$28.00	68.75	168.75
$29.00	84.38	184.38
$30.00	100.00	200.00
$31.00	100.00	200.00
$32.00	100.00	200.00

Payouts for amounts earned due to a share price over $23.60 will be made on February 1, 2008.